Exhibit 99.10

CONSENT OF THE BENCHMARK COMPANY, LLC

Brilliant Acquisition Corporation

99 Dan Ba Road, C-9, Putuo District,

Shanghai, Peoples Republic of China

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 6, 2022, to the Board of Directors of Brilliant Acquisition Corporation (“Brilliant”) as Annex B to, and reference thereto under the headings, “Questions and Answers about the Proposals,” “Summary of the Proxy Statement—Opinion of The Benchmark Company, LLC,” “Brilliant Proposal 1 – The Brilliant Business Combination Proposal—Background of the Business Combination” and “—Opinion of Brilliant’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed business combination involving Brilliant and Nukkleus Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Brilliant (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ The Benchmark Company, LLC
The Benchmark Company, LLC

July 24, 2023